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                                                                    EXHIBIT 99.1

BUSINESS EDITOR:

               Doane Products & Windy Hill Sign Merger Agreement

     JOPLIN, Mo., June 11 /PRNewswire/ -- DPC Acquisition Corp. ("DPCAC"), the corporate parent of Doane Products Company ("Doane"), and Windy Hill Pet Food Holdings, Inc., ("WH Holdings"), the corporate parent Windy Hill Pet Food Company, Inc. ("Windy Hill''), jointly announced today that they have entered into a merger agreement whereby Windy Hill Holdings will become a wholly-owned subsidiary of DPCAC and a sister corporation to Doane. Doane and Windy Hill are both manufacturers of private label pet foods.

     In the transaction, the shareholders of WH Holdings will receive common stock of DPCAC. Completion of the transaction is subject to certain conditions and approvals, including clearance under the Hart-Scott-Rodino Act.

     DPCAC's principal investors include Summit Capital Inc., a Houston-based private investment firm, DLJ Merchant Banking Partners, L.P., an affiliate of
Donaldson, Lufkin & Jenrette Securities Corporation, and Chase Capital Partners, an affiliate of The Chase Manhattan Corporation.

     WH Holdings was organized by Dartford Partnership, a San Francisco-based firm that invests in and manages companies in the consumer food and beverage industries. Windy Hill's other principal investor is Bruchmann, Rosser, Sherrill & Co., L.F., a New York-based private equity investment firm with over $400 million in capital. Chase Securities, Inc. served as a financial adviser to Windy Hill on the transaction.

SOURCE   Doane Products Company

     -0-                             06/11/98
     /CONTACT: Doane Products, 417-624-6166/